                                                                    EXHIBIT 99.1

PRESS RELEASE


================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

WEDNESDAY, APRIL 18, 2001

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                     SMITH INTERNATIONAL, INC. REPORTS FIRST
                     QUARTER EARNINGS OF 68 CENTS PER SHARE

     HOUSTON, Texas (April 18, 2001)... Smith International, Inc. (NYSE: SII) today announced first quarter earnings of $34.2 million, or 68 cents per share on a diluted basis, on revenues of $865.3 million. The net income was more than three times the amount reported in the prior year period which totaled $11.3 million, or 23 cents per share, on a revenue base of $625.4 million. Revenues grew 38 percent over the first quarter of 2000 and 14 percent sequentially, attributable to the impact of increased activity levels, acquisitions and improved pricing in the Company's oilfield segment operations. The majority of the year-to-year revenue growth was reported in the United States and Europe/Africa which, on a combined basis, accounted for approximately three-quarters of the increase. After excluding the effect of acquired and divested operations, revenues were 30 percent above the amounts reported in the prior year quarter.

     M-I's revenues were $392.3 million, an increase of 46 percent over the first quarter of 2000. After excluding the impact of acquisitions completed in the fourth quarter of 2000, revenues grew 37 percent over the prior year period. The base revenue growth was reported across all geographic areas with the majority of the improvement attributable to increased activity levels in the United States and Europe/Africa, including the North Sea, West Africa and the Commonwealth of Independent States. Increased demand for synthetic and completion fluids, acquisitions and improved pricing in the North American market contributed a significant portion of the reported increase.

     Smith Bits reported revenues of $102.8 million in the first quarter of 2001, a 36 percent increase over the prior year level and an 11 percent improvement sequentially. Approximately three-quarters of the revenue increase was generated in the United States and Europe/Africa due to higher sales volumes and improved pricing across both the three-cone and diamond bit product lines. On a combined basis, revenues for petroleum three-cone and diamond bits grew 40 percent over the first quarter of 2000 and compared to a 30 percent improvement in the average M-I worldwide rig count between the corresponding periods.

     Smith Services' revenues increased to $86.4 million in the first quarter of 2001. Excluding the effect of the directional operations divested in January 2001, revenues were 39 percent over the prior year period and 12 percent higher on a sequential quarter basis. The base revenue increase was primarily reported in the United States, Canada and Latin America related to the impact of increased activity levels, pricing and new contract awards. On a product basis, the majority of the year-to-year revenue growth was attributable to improved tubular and inspection revenues and increased demand for remedial products and services in the U.S. Gulf Coast area.

     Wilson's revenues totaled $283.8 million for the first quarter of 2001, 30 percent above the prior year level. The acquisition of the Van Leeuwen operations, which was completed on January 31, 2001, contributed just under half of the period-to-period increase. Excluding the impact of the acquisition, revenues were 16 percent above the prior year quarter. The base revenue growth primarily related to improved North American activity levels, which favorably impacted sales volumes in Wilson's energy branches. Increased customer spending associated with plant maintenance programs benefited the industrial sector of Wilson's operations, contributing to the reported revenue growth over the prior year period.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "Our revenues and earnings continue to accelerate as we benefit from an improved operating environment and the effect of price increases implemented across our business units. Although we have yet to see any substantial improvement in activity levels outside the U.S. and Canada, we believe exploration projects in the international areas are moving forward as planned. With our significant exposure to markets outside of North America, we are well positioned to capitalize on the expected increase in global E&P spending."


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     Loren Carroll, Executive Vice President, also noted that, "Our results were above the elevated earnings guidance provided to the market in late March due to higher revenue and profitability levels, particularly in the oilfield operations. During the last seven quarters the operating margins in our oilfield segment have increased, on average, 150 basis points each quarter - more than twice the rate of improvement experienced during the last cycle. Oilfield operating margins improved to 13.8 percent of revenues during the first quarter, and are currently less than 100 basis points below the level reported in 1997."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Financial highlights follow:







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                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           Three Months Ended
                                                                March 31,
                                                       ---------------------------
                                                           2001           2000
                                                       ------------   ------------
Revenues ...........................................   $    865,311   $    625,432

Costs and expenses:
  Costs of revenues ................................        619,222        463,949
  Selling expenses .................................        123,176         95,304
  General and administrative expenses ..............         33,496         27,613
  Goodwill amortization ............................          3,831          2,641
                                                       ------------   ------------
       Total costs and expenses ....................        779,725        589,507
                                                       ------------   ------------

Income before interest and taxes ...................         85,586         35,925

Interest expense, net ..............................         10,343          8,765
                                                       ------------   ------------

Income before income taxes and
  minority interests ...............................         75,243         27,160

Income tax provision ...............................         24,805          9,675
                                                       ------------   ------------

Income before minority interests ...................         50,438         17,485

Minority interests .................................         16,220          6,162
                                                       ------------   ------------

Net income .........................................   $     34,218   $     11,323
                                                       ============   ============

Earnings per share:
  Basic ............................................   $       0.69   $       0.23
                                                       ============   ============
  Diluted ..........................................   $       0.68   $       0.23
                                                       ============   ============

Weighted average shares outstanding:
  Basic ............................................         49,844         49,169
  Diluted ..........................................         50,439         49,930

OTHER DATA:
Depreciation and amortization ......................   $     22,170   $     19,434
                                                       ============   ============
Capital spending (a) ...............................   $     28,440   $     15,639
                                                       ============   ============
EBIT excluding minority interests (b) ..............   $     65,634   $     27,317
                                                       ============   ============
EBITDA excluding minority interests (b) ............   $     83,163   $     43,022
                                                       ============   ============


NOTE (a):

Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Net capital spending was approximately $25.1 million and $12.6 million for the three months ended March 31, 2001 and 2000, respectively.

NOTE (b):

"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners.

                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                 (IN THOUSANDS)


                                                                THREE MONTHS
                                                              ENDED MARCH 31,
                                                         -----------------------
                                                            2001         2000
                                                         ----------   ----------
M-I ..................................................   $  392,269   $  267,777

SMITH BITS ...........................................      102,787       75,439

SMITH SERVICES .......................................       86,435       64,664

WILSON ...............................................      283,820      217,552
                                                         ----------   ----------

TOTAL ................................................   $  865,311   $  625,432
                                                         ==========   ==========